Exhibit 11.



Wells Fargo & Company and Subsidiaries
formerly known as Norwest Corporation and Subsidiaries
COMPUTATION OF EARNINGS PER SHARE
(Unaudited)

In thousands, except per common share amounts               Quarter Ended
                                                            September 30,
                                                          1998        1997
BASIC:
 Weighted average number of common shares
  outstanding .....................................    765,654     749,283


 Net income .......................................   $392,871     341,614
 Less dividends accrued on preferred stock ........     (4,441)     (4,441)
 Net income, as adjusted ..........................   $388,430     337,173

 Net income per common share ......................   $   0.51        0.45

DILUTED:
 Weighted average number of common shares
  outstanding .....................................    765,654     749,283
 Net effect of assumed exercise of stock options
  based on treasury stock method using average
  market price ....................................     15,695       9,182
 Assumed conversion of 6 3/4% convertible
  subordinated debentures due 2003 as of the
  beginning of the period .........................         34          35
                                                       781,383     758,500

 Net income .......................................   $392,871     341,614
 Less dividends accrued on preferred stock ........     (4,441)     (4,441)
 Add 6 3/4% convertible subordinated debentures
  interest and amortization of debt expense,
  net of income tax effect ........................          1           1

 Net income, as adjusted ..........................   $388,431     337,174

 Net income per common share.......................   $   0.50        0.44






Exhibit 11.
(continued)



Wells Fargo & Company and Subsidiaryies
formerly known as Norwest Corporation and Subsidiaries
COMPUTATION OF EARNINGS PER SHARE
(Unaudited)

In thousands, except per common share amounts            Nine Months Ended
                                                            September 30,
                                                          1998        1997
BASIC:
 Weighted average number of common shares
  outstanding .....................................    760,438     748,012


 Net income ....................................... $1,142,709     994,866
 Less dividends accrued on preferred stock ........    (13,322)    (13,322)
 Net income, as adjusted .......................... $1,129,387     981,544

 Net income per common share ...................... $     1.49        1.31

DILUTED:
 Weighted average number of common shares
  outstanding .....................................    760,438     748,012
 Net effect of assumed exercise of stock options
  based on treasury stock method using average
  market price ....................................     13,843      10,032
 Assumed conversion of 6 3/4% convertible
  subordinated debentures due 2003 as of the
  beginning of the period .........................         34          35
                                                       774,315     758,079

 Net income ....................................... $1,142,709     994,866
 Less dividends accrued on preferred stock ........    (13,322)    (13,322)
 Add 6 3/4% convertible subordinated debentures
  interest and amortization of debt expense,
  net of income tax effect ........................          3           3

 Net income, as adjusted .......................... $1,129,390     981,547

 Net income per common share....................... $     1.46        1.29

